Exhibit 5.1

[Goodwin Procter Letterhead]

April 15, 2013

Boston Properties, Inc.

The Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199-8103

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 9, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on August 9, 2011 by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on August 9, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 15, 2013 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the issuance by the Company of up to 656,816 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”). The Shares may be issued by the Company to the holders of Boston Properties Limited Partnership’s 3.75% Exchangeable Senior Notes due 2036 (the “Notes”), to the extent that Boston Properties Limited Partnership, a Delaware limited partnership and the Company’s operating partnership (“BPLP”), elects to deliver the Shares upon the exchange of the Notes instead of paying cash for any amount payable upon such exchange in excess of the principal amount of the Notes, in accordance with the terms of the Indenture, dated December 13, 2002, as supplemented by Supplemental Indenture No. 5, dated April 6, 2006, between BPLP and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under the Company’s Certificate of Incorporation, as amended and then in effect (the “Charter”), such that the number of authorized but unissued shares of Common Stock under the Charter is less than the number of unissued Shares.

Boston Properties, Inc.

April 15, 2013

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued in exchange for the Notes as provided in the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 15, 2013 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP